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EXHIBIT 11.1


               COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE



                                                              Years Ended June 30,
                                                     ----------------------------------------
                                                             1997       1996       1995
                                                             ----       ----       ----
                                                     (In thousands, except per share amounts)

WEIGHTED AVERAGE SHARES
  Common shares outstanding                                   9,770      9,048      8,221
  Common equivalent shares, treasury stock method                 -          -        177
                                                          ---------   --------   --------
                                                              9,770      9,048      8,398
                                                          =========   ========   ========
NET INCOME (LOSS)  PER COMMON SHARE
  Net income (loss)                                       $ (17,117)   $(9,891)  $  5,328
  Shares used in per common share computation                 9,770      9,048      8,398
  Net income (loss) per common share                      $   (1.75)   $ (1.09)  $   0.63


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